F.II.1.B.	CODE OF BUSINESS CONDUCT AND ETHICS

CODE OF BUSINESS CONDUCT AND ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

SCHWAB FUNDS:

THE CHARLES SCHWAB FAMILY OF FUNDS

SCHWAB INVESTMENTS

SCHWAB CAPITAL TRUST

SCHWAB ANNUITY PORTFOLIOS

LAUDUS FUNDS:

LAUDUS TRUST

SCHWAB ETFS:

SCHWAB STRATEGIC TRUST

I.	SCOPE

This Code of Business Conduct and Ethics (the “Code”) for the Schwab Funds, Laudus Funds and Schwab ETFs (the “Funds”) covers the Principal Executive Officer and Principal Financial Officer and any other officers who serve a similar function (each an “Officer”) of all of the investment companies within the Funds’ complex and applies to their service to the Funds.

II.	INTRODUCTION

The Funds are committed to the highest standards of ethical conduct. The Code consists of an outline of policies regarding conduct pertaining to legal compliance, personal conflicts of interest, confidentiality and privacy, and certain business practices. You are responsible for reviewing the Code and for acting in compliance with the Code in your daily activities.

The Code is not exhaustive; it provides guidance for carrying out your responsibilities on behalf of the Funds and observing the highest standards of ethical conduct. Because the Code does not address every possible situation that may arise, you are responsible for exercising good judgment, applying ethical principles, and raising questions when in doubt. Your integrity and good judgment reflect on the Funds’ brand and reputation, and are the foundation of trust for our shareholder and business relationships.

If you are unsure of what to do in any situation or how to interpret the provisions of the Code, seek guidance before you act. Use the Funds’ resources, including the Chief Legal Officer or the Chief Compliance Officer. If you feel that it is not appropriate to discuss a matter with the Chief Legal Officer or the Chief Compliance Officer, you may contact the Ombudsperson for The Charles Schwab Corporation.

CONTACT INFORMATION

Title	Name	Phone Number
Chief Compliance Officer	Michael F. Hogan	415-667-1987
Chief Legal Officer of CSIM,	David Lekich	415-667-0660
Schwab Funds and Schwab
ETFs
Chief Legal Officer of Laudus	Catherine MacGregor	415-667-0650
Funds
The Charles Schwab	Sam Scott Miller, Esq.	212-506-5130
Corporation Ombudsperson	Orrick Herrington & Sutcliffe LLP

The information contained herein is the property of Charles Schwab and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording, or otherwise) outside of Charles Schwab without prior permission of the Mutual Fund’s Chief Compliance Officer or his/her designee.	1

F.II.1.B.	CODE OF BUSINESS CONDUCT AND ETHICS

III.	POLICIES

In executing your responsibilities on behalf of the Funds, your conduct should reflect positively on the Funds. A strong personal sense of ethics should always play a significant role in guiding you towards a proper course of action. The appearance of impropriety can be as harmful to the Funds’ reputation as improper conduct.

The Funds’ business is subject to various laws, rules and regulations, including federal securities and state and local laws. Although you are not expected to know the details of the myriad of laws governing our business, you are expected to be familiar with and comply with policies and procedures that apply to your business unit and complete any required training that applies to you (e.g., training regarding privacy or anti-money laundering).

A.	PERSONAL CONFLICTS OF INTEREST

It is important that you do not place yourself in a position that would cloud your judgment in carrying out the business affairs of the Funds. A “personal conflict of interest” occurs when your private interest interferes in any way — or even appears to interfere — with the interests of the Funds. You have a duty to report any material transaction or relationship to the Chief Compliance Officer that reasonably could be expected to be or to create a conflict of interest with the Funds.

Officers, in addition to their obligation to the Funds, may also be an officer or employee of CSIM or a CSIM affiliate. As a result, this Code recognizes that the Officers will, in the normal course of their duties (whether formally for the Funds or for CSIM, or for both), be involved in establishing policies and implementing decisions that will have different effects on CSIM and the Funds. The participation of the Officers in such activities is inherent in the contractual relationship between the Funds and CSIM and is consistent with the performance by the Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act of 1940 and the Investment Advisers Act of 1940, such activities will be deemed under the Code to have been handled ethically. In addition, it is recognized by the Trustees that the Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

B.	INSIDE INFORMATION

Do not trade on inside information or disclose inside information to anyone except those who have a need to know it in order to fulfill their responsibilities for the Funds and in accordance with the Funds’ policy. This applies to information regarding the Funds, The Charles Schwab Corporation and its subsidiaries, and any other publicly traded company.

Generally, material information is any information that an investor would likely consider important in deciding whether to buy, sell or hold securities or that could affect the market price of the securities. Examples include actual or estimated financial results or change in dividends; significant discoveries or product developments; possible mergers, acquisitions or divestitures; major changes in business strategies; obtaining or losing significant contracts; and threatened major litigation or related developments. If you have or receive information and are unsure whether it is within the definition of inside information or whether its release might be contrary to a fiduciary or other obligation, contact the Chief Compliance Officer prior to disclosing any such information.

You must not use the Funds’ non-public holdings or transactions information in any way to influence your trades or the trades of other shareholders, including those of other employees, officers and directors. Trading ahead of shareholder or the Funds’ transactions (frontrunning) and following shareholder or the Funds’ transactions (piggybacking or shadowing) is prohibited.

The information contained herein is the property of Charles Schwab and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording, or otherwise) outside of Charles Schwab without prior permission of the Mutual Fund’s Chief Compliance Officer or his/her designee.	2

F.II.1.B.	CODE OF BUSINESS CONDUCT AND ETHICS

C.	ACCEPTANCE OF GIFTS OR ENTERTAINMENT

You must not accept gifts or entertainment from shareholders, vendors, suppliers, competitors or other employees where they present a conflict of interest or create the appearance of impropriety. You must adhere to the CSIM and The Charles Schwab Corporation policies regarding gifts and entertainment, and apply the more stringent restrictions.

D.	CONFIDENTIALITY OF INFORMATION AND PRIVACY

Information concerning the identity of the Funds’ underlying shareholders and their transactions and accounts is confidential. Such information may not be disclosed to persons working on behalf of the Funds except as they may need to know it in order to fulfill their responsibilities to the Funds. You may not disclose such information to anyone or any firm outside the Funds unless (i) the outside firm needs to know the information in order to perform services for the Funds and is bound to maintain its confidentiality; (ii) when the shareholder has consented or been given an opportunity to request that the information not be shared; (iii) as required by law; or (iv) as authorized by the Chief Legal Officer or Chief Compliance Officer.

The Funds are committed to safeguarding their customers’ privacy. We do not sell any personally identifiable customer information. Sharing of such information with third parties is limited to situations related to the processing and servicing of customer accounts, and to specifically delineated exceptions in the federal privacy law. We share information with our affiliates to the extent permitted by federal law. You must be familiar with the procedural and systemic safeguards we maintain to protect this information.

You have the responsibility to safeguard the Funds’ proprietary information. Proprietary information includes intellectual property (copyrights, trademarks or patents or trade secrets), particular know-how (business or organizational designs, or business, marketing or service plans or ideas) and sensitive information about the Funds (databases, records, salary information or unpublished financial reports).

E.	PROTECTION AND USE OF FUNDS’ ASSETS

You are obligated to protect the Funds’ assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Funds. The Funds’ equipment should not be used for non-Funds’ business, though incidental personal use may be permitted.

F.	FINANCIAL DISCLOSURES

The Funds are committed to providing full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with, or submit to, the Securities and Exchange Commission and other regulatory agencies and in other public communications made by the Funds. You are required to comply with the Funds’ policies and procedures to provide such full, fair, accurate, timely and understandable disclosure.

G.	CONDUCT OF AUDITS

Neither you nor any other person acting under your direction shall directly or indirectly take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified public accountant engaged in the performance of an audit or review of the Funds’ financial statements.

Types of conduct that constitute improper influence include, but are not limited to, directly or indirectly:

•	Offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services

•	Providing an auditor with inaccurate or misleading legal analysis

The information contained herein is the property of Charles Schwab and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording, or otherwise) outside of Charles Schwab without prior permission of the Mutual Fund’s Chief Compliance Officer or his/her designee.	3

F.II.1.B.	CODE OF BUSINESS CONDUCT AND ETHICS

•	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the issuer’s accounting

•	Seeking to have a partner removed from the audit engagement because the partner objects to the Funds’ accounting

•	Blackmailing

•	Making physical threats

H.	RECORDKEEPING

You must be familiar with the Funds’ record retention policies and always retain or destroy records according to them. In the event of litigation, governmental investigation or the threat of such action, you should consult the Chief Legal Officer or the Chief Compliance Officer regarding record retention.

The Funds’ books, records and accounts must conform both to applicable legal requirements and to the Funds’ internal controls and policies.

Unrecorded or “off-the-books” funds or assets are prohibited unless permitted by applicable law or regulation. Business records must not contain exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies. This applies equally to email, internal memoranda, formal reports, and all other forms of business records.

I.	SALES PRACTICES

If you transact business for shareholders, you are required to know and observe the Funds’ specific policies and procedures for shareholder sales and transactions, such as the content and use of sales materials, documentation for transactions, quotations and suitability. Likewise, if you transact business with third parties (such as vendors or suppliers), you will be required to know and observe the Funds’ policies and procedures for such transactions, such as marketing policies, procedures for performing due diligence on third parties, and obtaining proper authorizations for any agreements. You must be familiar with any enumerated policies and procedures governing your sales activities and use good judgment in complying with them.

J.	COMPETITION AND FAIR DEALING

We operate our business fairly and honestly. We seek competitive advantage through performance and never through unethical or illegal business practices. It is our policy to comply with anti-trust laws. These laws are complex and not easily summarized, but at a minimum require that there be no agreement or understanding between the Funds and their competitors that affect prices, terms or conditions of sale or that unreasonably restrain full and fair competition. You must always respect the rights of and deal fairly with the Funds’ shareholders and competitors. You must never take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

K.	PROHIBITION OF BRIBERY AND KICKBACKS

Our policies prohibit bribery or kickbacks of any kind and to anyone in the conduct of our business. The U.S. government has a number of laws and regulations applicable specifically to business gratuities that may be offered to or accepted by U.S. and foreign government personnel. The promise, offer or delivery to an official or employee of the U.S. government or an official, employee or candidate of a foreign government of a gift, favor, payment or other gratuity in violation of these rules would not only violate the Funds’ policy but could also be a criminal offense. Similarly, federal law, as well as the laws of many states, prohibits engaging in “commercial bribery.” Commercial bribery involves soliciting, demanding or agreeing to accept anything of value from any person intending to influence or be rewarded in connection with any business or transaction, and prohibits all such behavior, for example, with respect to vendors, competitors, shareholders, and government employees.

The information contained herein is the property of Charles Schwab and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording, or otherwise) outside of Charles Schwab without prior permission of the Mutual Fund’s Chief Compliance Officer or his/her designee.	4

F.II.1.B.	CODE OF BUSINESS CONDUCT AND ETHICS

L.	WAIVERS

Waivers of the Code may be made only by the Trustees, and will be promptly disclosed publicly as required by law.

M.	CODE AMENDMENTS

This Code may not be amended except in written form, which is specifically approved or ratified by a majority of the Trustees including a majority of the independent Trustees. Any amendments will, to the extent required, be disclosed in accordance with law.

N.	CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Trustees, CSIM, The Charles Schwab Corporation and their respective counsel. However, nothing contained in this Code or in any applicable employement or severance agreement(s) should be interpreted as prohibiting employees or former employees from voluntarily communicating with the Securities and Exchange Commission or other authorities regarding possible violations of law or from recovering a whistleblower award.

III.	ESCALATION AND PROHIBITION AGAINST RETALIATION

If you know of, or reasonably believe there is, a violation of this Code, you must report that information immediately to the Funds’ Chief Compliance Officer. Depending on the possible violation, you may also be required to report it pursuant to The Charles Schwab Corporation Code of Business Conduct and CSIM compliance policies and procedures. You should not conduct preliminary investigations unless authorized to do so by the Compliance Department.

No Officer will be retaliated against for making a good faith complaint or for bringing inappropriate conduct to the attention of the Funds’ personnel, Ombudsperson or Trustees, for assisting another employee or applicant in making a good faith report, for cooperating in an investigation, or for filing an administrative claim with a state or federal governmental agency. Any Officer who in good faith raises an issue regarding a possible violation of law, regulation or company policy or any suspected illegal or unethical behavior will be protected from retaliation.

If you have violated the Code, however, making a report will not protect you from the consequences of your actions. You can be subject to discipline up to and including termination of employment if you violate the Code or fail to report violations that come to your attention.

Any employee who engages in retaliatory conduct in violation of our policies will be subject to disciplinary action, up to and including termination of employment. If you reasonably believe retaliatory conduct has occurred, you must report such conduct to the Funds’ Chief Compliance Officer.

IV.	PROCEDURES

A.	OFFICERS

•	Read and be familiar with conduct rules outlined in the Code, and periodically review them.

The information contained herein is the property of Charles Schwab and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording, or otherwise) outside of Charles Schwab without prior permission of the Mutual Fund’s Chief Compliance Officer or his/her designee.	5

F.II.1.B.	CODE OF BUSINESS CONDUCT AND ETHICS

•	Affirm in writing to the Trustees that you have received, read and understand the Code.

•	Annually affirm to the Trustees that you have complied with the requirements of the Code.

•	Comply with the conduct standards outlined in this Code in all dealings and actions, including those with shareholders, the public, and vendors.

•	Report any material transaction or relationship to the Chief Compliance Officer that reasonably could be expected to be or to create a personal conflict of interest with the Funds.

•	Report in a timely manner to the Chief Compliance Officer any conduct that may constitute a violation of the Code, the Funds’ policies, or laws, rules and regulations.

•	Raise questions or concerns about conduct issues with your supervisor, the Chief Legal Officer or Chief Compliance Officer, and seek advice when in doubt.

•	Cooperate with management during fact-finding investigations and comply with any confidentiality rules imposed.

B.	CHIEF COMPLIANCE OFFICER

•	The Chief Compliance Officer, upon becoming notified of potential violation of this Code, will conduct, facilitate or delegate a review of the matter and will report to the Chairperson of the affected Fund’s Audit, Compliance and Valuation Committee any violations of this Code that he or she believes to be material.

•	The Chief Compliance Officer, upon becoming notified of a personal conflict of interest between an Officer and the Funds that the Chief Compliance Officer deems to be material, will report the issue to the Chairperson of the affected Fund’s Audit, Compliance and Valuation Committee and will work with the Chief Legal Officer and other appropriate parties to ensure that any required disclosures are made.

C.	TRUSTEES

•	The Board of Trustees will consider appropriate action to address any violations of the Code that they deem to be material, which may include review of and appropriate modification to applicable policies and procedures, notification to appropriate personnel of CSIM or its board of directors, notification to appropriate personnel of The Charles Schwab Corporation or its board of directors, or a recommendation to dismiss the Officer.

VI.	REGULATORY AUTHORITY

This Code constitutes the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, CSIM, Charles Schwab & Co., Inc., The Charles Schwab Corporation or other Fund service providers govern or purport to govern the behavior or activities of an Officer who is subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. CSIM’s, the Funds’ and Charles Schwab & Co. Inc.’s (as distributor) joint code of ethics under Rule 17j-1 pursuant to the Investment Company Act of 1940 and Rule 204A-1 of the Investment Advisers Act of 1940 and CSIM’s, Charles Schwab & Co., Inc.’s, and The Charles Schwab Corporation’s policies and procedures set forth in their respective compliance manuals and elsewhere are separate requirements applying to the Officers and are not part of this Code.

VERSION HISTORY

Adopted Schwab and Laudus Funds: June 15, 2011, Schwab ETFs: August 4, 2011 Revised August 8, 2013; December 11, 2015; August 25, 2016; December 11, 2017

END

The information contained herein is the property of Charles Schwab and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording, or otherwise) outside of Charles Schwab without prior permission of the Mutual Fund’s Chief Compliance Officer or his/her designee.	6